Exhibit 10.32

FIRST AMENDMENT TO LEASE AGREEMENT

THIS FIRST AMENDMENT TO LEASE AGREEMENT (this "First Amendment") is made as of November 15, 2022, by and between ARE-MA REGION NO. 55, LLC, a Delaware limited liability company ("Landlord"), and EDITAS MEDICINE, INC., a Delaware corporation ("Tenant").

RECITALS

A.Landlord and Tenant are parties to that certain Lease Agreement dated as of February 12, 2016 (the "Lease").  Pursuant to the Lease, Tenant leases that certain premises consisting of approximately 59,783 rentable square feet and comprising the entirety of that certain building located at 11 Hurley Street, Cambridge, Massachusetts ("Premises").  The Premises are more particularly described in the Lease.  Capitalized terms used herein without definition shall have the meanings defined for such terms in the Lease.

B.The Base Term of the Lease is scheduled to expire on October 31, 2023 (the "Current Expiration Date”).

C.On August 15, 2022, Tenant properly exercised its Extension Right (as defined in Section 39 of the Lease), extending the Base Term of the Lease for an additional five (5) years through October 31, 2028 (the “Extension Term”).

D.The parties agreed to enter into this First Amendment in order to memorialize the terms of the extension.

NOW, THEREFORE, in consideration of the foregoing Recitals, which are incorporated herein by this reference, the mutual promises and conditions contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

1.	Term. The term of the Lease is extended through the end of the Extension Term. Tenant’s occupancy of the Premises through the Extension Term shall be on an “as-is” basis and Landlord shall have no obligation to provide any tenant improvement allowance or make any alterations to the Premises, unless expressly set forth in the Lease. Notwithstanding anything to the contrary in the Lease, Tenant shall have no right to extend the term of the Lease beyond the end of the Extension Term.
2.	Base Rent. Tenant shall continue to pay Base Rent as set forth in the Lease through the Current Expiration Date. Commencing on November 1, 2023 (the “Extension Commencement Date”), Tenant shall pay Base Rent of $107 per rentable square foot of the Premises per year. On each annual anniversary of the Extension Commencement Date (each, a “First Amendment Adjustment Date”), the Base Rent payable shall be increased by multiplying the Base Rent payable immediately before such First Amendment Adjustment Date by 3% and adding the resulting amount to the Base Rent payable immediately before such First Amendment Adjustment Date.
3.	Additional Rent. Tenant shall continue to pay all Additional Rent due under the Lease, including without limitation, Tenant’s Share of Operating Expenses, Utilities, Taxes, and all of Tenant’s direct costs for Utilities relating to the Premises through the Extension Term.
4.	Security Deposit. Landlord hereby acknowledges that, as of the date hereof, Tenant has met the Reduction Requirements set forth in Section 6 of the Lease. Upon Landlord’s receipt of a replacement Letter of Credit in the amount of the Reduced Security Deposit, Landlord shall return the original Letter of Credit to Tenant within 30 days of Tenant’s delivery of such replacement Letter of Credit. From and after the date such monies are returned to Tenant, the Security Deposit shall be deemed to be the Reduced Security Deposit.
5.	Brokers. Landlord and Tenant each represents and warrants that, except for Jones Lang LaSalle and Cushman & Wakefield, it has not dealt with any other broker, agent or other person (collectively, “Broker”) in connection with the transaction reflected in this First Amendment and that no Broker brought about this transaction. Landlord and Tenant each hereby agrees to indemnify and hold the other harmless from and against any claims by any Broker, other than Jones Lang LaSalle and Cushman & Wakefield, claiming a commission or other form of compensation by virtue of having dealt with Tenant or Landlord, as applicable, with regard to this First Amendment.
6.	OFAC. Tenant is (a) in compliance with and shall at all times during the Term of the Lease remain in compliance with the regulations of the Office of Foreign Assets Control (“OFAC”) of the U.S. Department of Treasury and any statute, executive order, or regulation relating thereto (collectively, the “OFAC Rules”), (b) not listed on, and shall not during the term of the Lease be listed on, the Specially Designated Nationals and Blocked Persons List, Foreign Sanctions Evaders List, or the Sectoral Sanctions Identifications List, which are all maintained by OFAC and/or on any other similar list maintained by OFAC or other governmental authority pursuant to any authorizing statute, executive order, or regulation, and (c) not a person or entity with whom a U.S. person is prohibited from conducting business under the OFAC Rules.
7.	Miscellaneous.
a.This First Amendment, together with the Lease, is the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous oral and written agreements and discussions.  This First Amendment may be amended only by an agreement in writing, signed by the parties hereto.
b.This First Amendment is binding upon and shall inure to the benefit of the parties hereto, their respective successors in interest and assigns.
c.This First Amendment may be executed in 2 or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature process complying with the U.S. federal ESIGN Act of 2000) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.  Electronic signatures shall be deemed original signatures for purposes of this First Amendment and all matters related thereto, with such electronic signatures having the same legal effect as original signatures.
d.Except as amended and/or modified by this First Amendment, the Lease is hereby ratified and confirmed and all other terms of the Lease shall remain in full force and effect, unaltered and unchanged by this First Amendment.  In the event of any conflict between the provisions of this First Amendment and the provisions of the Lease, the provisions of this First Amendment shall prevail.  Whether or not specifically amended by this First Amendment, all of the terms and provisions of the Lease are hereby amended to the extent necessary to give effect to the purpose and intent of this First Amendment.

e.Tenant acknowledges that Landlord’s business operations are proprietary to Landlord. Absent prior written consent from Landlord, Tenant shall hold confidential and will not disclose to third parties, and shall require Tenant Parties to hold confidential and not disclose to third parties, information regarding the systems, controls, equipment, programming, vendors, tenants, and specialized amenities of Landlord.

IN WITNESS WHEREOF, the parties hereto have executed this First Amendment as of the day and year first above written.

TENANT:

EDITAS MEDICINE, INC.,
a Delaware corporation

By:	: /s/ Gilmore O’Neill
: President and CEO

X I hereby certify that the signature, name,
and title above are my signature, name and title

LANDLORD:

ARE-MA REGION NO. 55, LLC,
a Delaware limited liability company

By:	ALEXANDRIA REAL ESTATE EQUITIES, L.P.,
a Delaware limited partnership,
managing member

	By:	ARE-QRS CORP.,
a Maryland corporation,
general partner

		By:	_/s/ Allison Grochola
_SVP – Real Estate Legal Affairs